Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2017 with respect to the consolidated financial statements, schedules, and internal control over financial reporting of BBX Capital Corporation for the year ended December 31, 2016, included in the Annual Report of BBX Capital Corporation on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

March 16, 2017